Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 21, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Reports to Shareholders of Western Asset Core Bond Portfolio, Western Asset Core Plus Bond Portfolio and Western Asset Inflation Indexed Plus Bond Portfolio (three of the portfolios comprising Western Asset Funds, Inc.), which are also incorporated by reference into this registration statement. We also consent to the references to us under the headings “Financial Highlights” and “Representations and Warranties” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Baltimore, Maryland

June 1, 2012